Exhibit 99.1

Contacts:
Investor Relations	Public Relations
Rachael Scherer	Rob Clark
763-505-2694	763-505-2635

Yvan Deurbroeck
(+41 21) 802-7574

FOR IMMEDIATE RELEASE

MEDTRONIC ANNUAL REVENUES EXCEED $10 BILLION ON

RECORD FOURTH-QUARTER REVENUES OF $2.78 BILLION

Implantable Defibrillators, Spinal Products and Insulin Pumps Fuel Growth

•                  Implantable Cardioverter Defibrillator (ICD) Revenues of $682 million in the Quarter Increases Medtronic Worldwide ICD Market Share to 50 Percent

•                  Spinal Business Continues Growth While Acquiring Key Intellectual Property Portfolio and Settling Outstanding Litigation

•                  FY05 Earnings Per Share, Before Special Charges, Meet Consensus Estimate

MINNEAPOLIS – May 24, 2005 – Medtronic, Inc. (NYSE: MDT) today announced record revenues for its fiscal year and fourth quarter ending April 29, 2005.

Medtronic recorded fiscal year revenues of $10.055 billion compared to $9.087 billion generated in fiscal 2004.  Reflecting the weaker dollar, foreign currency translation had a positive impact on annual revenues of $166 million compared to last year.  Before special charges, net earnings for the fiscal year were $2.271 billion or $1.86 per diluted share.  Full-year actual earnings were $1.804 billion or $1.48 per diluted share.

Fiscal fourth quarter revenues rose to $2.778 billion from the $2.665 billion reported in the fourth quarter one year ago.  Foreign currency translation had a positive impact on quarterly revenue of $32 million compared to the fourth fiscal quarter of last year.  Excluding special charges taken in the fourth quarter of fiscal 2005, net earnings were $645 million or $0.53 per diluted share.  Actual quarterly net earnings were $194 million, or $0.16 per diluted share.

“Medtronic concluded fiscal year 2005 with strong operating performance in our two largest product lines, ICDs and Spinal products, that collectively represent over 42 percent of current quarter revenues,” said Art Collins, chairman and chief executive officer of Medtronic.  “Diabetes products also closed out the year on a favorable note and Medtronic’s annual revenues exceeded $10 billion for the first time in the company’s history.”

“In addition to recording market share gains in a number of key businesses, several significant clinical trials such as the CARE-HF heart failure study were successfully completed,” Collins added.  “Also, a long-standing legal dispute in our Spinal business was concluded with the acquisition of a broad portfolio of spine-related intellectual property in May 2005.  We enter fiscal year 2006 with good momentum, and I look forward to a number of new product launches that should help support continued strong growth across our business.”

Factors To Consider When Reviewing Financial Performance

In reviewing annual and quarterly financial performance, it should be noted that the fourth quarter of fiscal year 2005 included one less week as compared to fiscal year 2004.  The negative impact on quarterly revenue of one less selling week in the quarter is difficult to assess accurately; however, it is mathematically estimated to add between seven and eight percentage points to the recorded growth rates.  In addition, during the fourth quarter, the company recorded a $630 million pre-tax expense for costs related to the settlement of a legal dispute with Gary Michelson, M.D. and Karlin Technologies, Inc., and an arbitrator’s decision related to litigation with ETEX Corporation.  Also, as allowed under the American Jobs Creation Act of 2004, Medtronic has elected to repatriate approximately $935 million from its foreign subsidiaries, resulting in a special tax charge of $49 million.  Repatriation is expected to occur in the fourth quarter of fiscal year 2006.

Cardiac Rhythm Management Business

Cardiac Rhythm Management reported record annual revenues of $4.616 billion and fourth quarter revenues of $1.265 billion.  Medtronic’s largest product line, ICDs, generated revenues of $682 million, an increase of 14 percent when compared to the prior year’s 14-week quarter.  On a sequential basis, the overall ICD market increased $132 million over the third quarter and Medtronic captured approximately 62 percent of this market growth, with ICD revenues increasing $82 million when compared to the third fiscal quarter of 2005.  Pacing revenues of $438 million in the fourth quarter declined 13 percent when compared to the fourth quarter of fiscal 2004. Growth in the pacing market has slowed as physicians appear to have turned their focus to the ICD market.  Significant Cardiac Rhythm Management events in the quarter included:

•                  CARE-HF and COMPASS-HF trial results were presented at the American College of Cardiology Scientific Session.

•                  The U.S. Food and Drug Administration (FDA) approved the EnRythm™ dual chamber pacemaker. The EnRythm promotes natural heart activity by significantly reducing unnecessary pacing in the heart’s right ventricle.

•                  The Medtronic CareLink® Network continues to expand as the total number of clinics on the system now exceeds 540 with approximately 35,000 patients being monitored.

•                  The FDA approved the use of V-V (ventricle to ventricle) timing for Medtronic’s InSync Sentry™ and InSync Maximo™ cardiac resynchronization therapy defibrillators (CRT-Ds).  V-V timing allows physicians to separately adjust the timing of electrical therapy delivered to a heart failure patient’s two ventricles, which can optimize the beating of the heart and enhance the flow of blood throughout the body.

•                  Medtronic announced a voluntary field action regarding certain ICDs and CRT-D model defibrillators manufactured between April 2001 and December 2003.  This action was in response to field reports and internal testing that showed a very small percentage of certain devices (0.01 percent) had experienced rapid battery depletion that could limit therapy.  The company successfully worked with physicians to address approximately 87,000 devices affected in the field.  No patient deaths or injuries have been reported relating to the battery issue.

Key developments expected to occur during the first quarter of fiscal 2006 include the introduction of the EnTrust ICD in the United States and other geographies, the launch of the EnRhythm pacemaker in additional geographies, enhanced physician access to OptiVol™ Fluid Status Monitoring data for heart failure patients with an InSync Sentry™ system, and continued market growth in the ICD market.

Vascular Business

Vascular reported annual revenues of $851 million and fourth quarter revenues of $233 million.  Quarterly performance was solid across the business’ broad coronary portfolio in all global markets.  Worldwide coronary stent revenues of $82 million during the fourth quarter were strong in markets outside the U.S., where the Driver™ Coronary Stent System maintained its leading bare-metal stent position in Europe and Japan.  Fourth-quarter Vascular highlights included:

•                  Particularly strong performance in Japan, where the Driver stent was launched in August, with stent revenues increasing 40 percent over the prior year’s 14-week fourth quarter to $25 million in the fourth fiscal quarter.

•                  Positive Endeavor™ II trial results were released at the American College of Cardiology (ACC) meeting.  The trial data was well received by physicians and added to the anticipation surrounding the Endeavor Drug Eluting Coronary Stent.

•                  The Endeavor IV clinical trial was initiated.  Enrollment has begun and is projected to be complete within 10-12 months.

•                  The company obtained CE Mark approval for its Valiant Thoracic Stent Graft with Xcelerant® Delivery System in Europe.

The company continues to prepare for CE Mark and commercialization of the Endeavor Drug Eluting Coronary Stent System in markets outside the United States. Medtronic will be presenting additional clinical data from the Endeavor II clinical trial at the upcoming Euro PCR (The Paris Course on Revascularization) meeting this week in Paris.

Cardiac Surgery Business

Cardiac Surgery reported annual revenues of $669 million and fourth quarter revenues of $185 million.  Sales were led by strong performance of tissue heart valves. Fourth quarter heart valve revenues of $65 million were relatively flat when compared to the prior year 14-week quarter, but up 16 percent sequentially.  Quarterly highlights included:

•                  The Coalescent U-CLIP® Anastomotic Device was launched outside the United States. The product enables heart surgeons to create high-quality anastomoses without tying knots or managing sutures.

•                  Perfusion systems achieved growth within the market segment despite contraction throughout the industry.

In the first fiscal quarter of 2006, Medtronic expects the full U.S. launch of the Mosaic Ultra heart valve.  The company also recently announced the release of the next-generation Cardioblate BP2 Surgical Ablation System.

Neurological and Diabetes Businesses

Neurological and Diabetes posted annual revenues of $1.794 billion and fourth quarter revenues of $496 million.  Neurological revenues of $265 million for the fourth quarter were led by the strong growth of Activa® Therapy. Gastroenterology/Urology revenues of $52 million were relatively flat with the prior year 14-week quarter.  Diabetes revenues of $179 million experienced 20 percent revenue growth over the year ago period.  Quarterly highlights included:

•                  The RESTORE™ Rechargeable Neurostimulation System was launched in the United States late in the fourth quarter.  Initial sales have been strong.  RESTORE offers the most powerful, longest lasting battery among competitive rechargeable neurostimulators, with a life of up to nine years, as well as the longest recharge interval available in a rechargeable system.

•                  The Paradigm® family of insulin pumps continued to sell well globally.  In fiscal 2005, Paradigm 512 and 712 pumps were launched into Western Europe and key Asian markets, while Paradigm 515 and 715 insulin pumps were launched in the United States.

•                  A new Obesity Solutions business was formed to focus on developing and marketing device technologies to address the epidemic of obesity.  Approximately 65 million Americans are defined as obese and it is estimated that obesity costs the U.S. healthcare system more than $100 billion per year.  Obesity has also been shown to increase the risk of developing other serious conditions such as diabetes, heart disease, high blood pressure, stroke and cancer.

Looking forward, Medtronic expects to launch its Synergy Plus+™ Neurostimulation System in the first quarter of fiscal 2006.  SynergyPlus+ will provide an unmatched number of program options for chronic pain patients with low-to-moderate stimulation needs.

Phase 1 of the diabetes STAR trial, designed to evaluate the benefits of real-time glucose readings integrated with insulin pump therapy, is expected to begin enrollment in the first quarter of fiscal 2006.   The company also expects to launch a consumer continuous glucose monitoring system, followed by an insulin pump with glucose sensor integration.

Spinal/ENT and Navigation Businesses

Spinal/Ear, Nose and Throat (ENT) and Navigation revenues for the fiscal year were $2.125 billion, with fourth quarter revenues of $599 million. Within this platform, performance was again led by the Spinal division where quarterly revenues were $498 million.  Quarterly highlights included:

•                  The CD HORIZON® LEGACY™ 6.35, the newest addition to the company’s CD HORIZON Spinal System, was instrumental in driving growth during the quarter.

•                  Enrollment in the PRESTIGE LP® Cervical Disc clinical trial, Medtronic’s third artificial disc trial in the cervical spine, began this quarter.  This is the fourth U.S. clinical trial that the Spinal division has initiated in the area of dynamic stabilization.

•                  INFUSE® Bone Graft continued to experience expansion as surgeon adoption for its spinal indication remained strong.

•                  The European Commission approved the usage of InductOs for use with an LT-CAGE Device for single-level anterior lumbar spinal fusion this quarter.

•                  In the OUS markets, Medtronic’s portfolio of dynamic stabilization products, which includes DIAMTM, MAVERICKTM Artificial Lumbar Disc, PRESTIGE® Cervical Disc and BRYAN® Cervical Disc, continue to gain momentum.

•                  Medtronic recently acquired over 100 issued U.S. patents, over 110 pending U.S. applications and approximately 500 foreign counterparts from Gary Michelson, M.D. and Karlin Technologies, Inc.  The agreement also settled all outstanding litigation between the parties.

Going forward, Medtronic’s Spinal business is expected to benefit from a variety of product launches which were introduced earlier in fiscal 2005 such as the CAPSTONE™ and LEGACY systems.  In the first quarter, the company expects that INFUSE will continue to grow within the tibial fracture indication in the U.S. market.

Webcast Information

Medtronic will host a webcast today, May 24 at 4:30 p.m. EDT (3:30 p.m. CDT), to provide more information about its businesses for the public, analysts and news media. This quarterly webcast can be accessed by clicking on the Investor Relations link on the Medtronic home page at www.medtronic.com, and this earnings release will be archived at www.medtronic.com/newsroom. Within 24 hours, a replay of the webcast and a transcript of the company’s prepared remarks will be available in the “Presentations & Transcripts” section of the Investor Relations homepage.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

###

This press release contains forward-looking statements, including statements regarding financial projections, product launches, market growth, regulatory approvals, patient enrollment in trials and the commencement of future studies, all of which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, governmental regulation and others described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004. Actual results may differ materially from anticipated results.  Medtronic does not undertake to update its forward-looking statements.

MEDTRONIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 29, 2005	April 30, 2004
	(in millions of dollars, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,232.2	$1,593.7
Short-term investments	1,159.4	333.8
Accounts receivable, less allowances of $174.9 and $145.3, respectively	2,292.7	1,994.3
Inventories	981.4	877.7
Deferred tax assets, net	385.6	197.4
Prepaid expenses and other current assets	370.2	315.8
Total current assets	7,421.5	5,312.7

Property, plant and equipment	3,628.6	3,204.3
Accumulated depreciation	(1,769.3)	(1,496.0)
Net property, plant and equipment	1,859.3	1,708.3

Goodwill	4,281.2	4,236.9
Other intangible assets, net	1,018.0	999.3
Long-term investments	1,565.7	1,456.3
Other assets	471.7	397.3

Total assets	$16,617.4	$14,110.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$478.6	$2,358.2
Accounts payable	371.8	346.2
Accrued compensation	542.2	459.8
Accrued income taxes	923.3	637.6
Other accrued expenses	1,064.1	438.8
Total current liabilities	3,380.0	4,240.6

Long-term debt	1,973.2	1.1
Deferred tax liabilities, net	478.1	408.2
Long-term accrued compensation	157.9	123.7
Other long-term liabilities	178.7	260.2
Total liabilities	6,167.9	5,033.8

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	121.0	120.9
Retained earnings	10,178.5	8,890.9
Accumulated other non-owner changes in equity	150.0	72.0
	10,449.5	9,083.8
Receivable from employee stock ownership plan	—	(6.8)

Total shareholders’ equity	10,449.5	9,077.0

Total liabilities and shareholders’ equity	$16,617.4	$14,110.8

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended April 29, 2005			Three months ended April 30, 2004
	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported

Net sales	$2,778.0	$—	$2,778.0	$2,665.4	$—	$2,665.4

Costs and expenses:
Cost of products sold	705.7	—	705.7	664.5	—	664.5
Research and development expense	247.9	—	247.9	244.1	—	244.1
Selling, general, and administrative expense	857.7	—	857.7	804.9	—	804.9
Special charges	—	630.1	630.1	—	—	—
Purchased in-process research and development (IPR&D)	—	—	—	—	17.2	17.2
Other expense	78.4	—	78.4	122.2	—	122.2
Interest income	(20.7)	—	(20.7)	(1.7)	—	(1.7)
Total costs and expenses	1,869.0	630.1	2,499.1	1,834.0	17.2	1,851.2

Earnings (loss) before income taxes	909.0	(630.1)	278.9	831.4	(17.2)	814.2

Provision for income taxes	263.6	(179.1)	84.5	245.3	—	245.3

Net earnings (loss)	$645.4	$(451.0)	$194.4	$586.1	$(17.2)	$568.9

Earnings (loss) per share:
Basic	$0.53	$(0.37)	$0.16	$0.48	$(0.01)	$0.47
Diluted	$0.53	$(0.37)	$0.16	$0.48	$(0.01)	$0.47

Weighted average shares outstanding:
Basic	1,208.9		1,208.9	1,210.4		1,210.4
Diluted	1,221.5		1,221.5	1,222.3		1,222.3

(1) - Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Twelve months ended April 29, 2005			Twelve months ended April 30, 2004
	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported

Net sales	$10,054.6	$—	$10,054.6	$9,087.2	$—	$9,087.2

Costs and expenses:
Cost of products sold	2,446.4	—	2,446.4	2,252.9	—	2,252.9
Research and development expense	951.3	—	951.3	851.5	—	851.5
Selling, general, and administrative expense	3,213.6	—	3,213.6	2,801.4	—	2,801.4
Special charges	—	654.4	654.4	—	(4.8)	(4.8)
Purchased in-process research and development (IPR&D)	—	—	—	—	41.1	41.1
Other expense	290.5	—	290.5	351.0	—	351.0
Interest income	(45.1)	—	(45.1)	(2.8)	—	(2.8)
Total costs and expenses	6,856.7	654.4	7,511.1	6,254.0	36.3	6,290.3

Earnings (loss) before income taxes	3,197.9	(654.4)	2,543.5	2,833.2	(36.3)	2,796.9

Provision for income taxes	927.4	(187.8)	739.6	835.8	1.8	837.6

Net earnings (loss)	$2,270.5	$(466.6)	$1,803.9	$1,997.4	$(38.1)	$1,959.3

Earnings (loss) per share:
Basic	$1.88	$(0.39)	$1.49	$1.65	$(0.03)	$1.61
Diluted	$1.86	$(0.38)	$1.48	$1.63	$(0.03)	$1.60

Weighted average shares outstanding:
Basic	1,209.0		1,209.0	1,213.7		1,213.7
Diluted	1,220.8		1,220.8	1,225.9		1,225.9

(1) - Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.